UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-A

 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of
the Securities Exchange Act of 1934

Safe Bulkers, Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other Jurisdiction of Incorporation)	001-34077 (Commission File Number)	N/A (IRS Employer Identification No.)
Apt. D11, Les Acanthes 6, Avenue des Citronniers MC98000 Monaco Telephone : +30 2 111 888 400
(Address of Principal Executive Offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: [_]

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

Item 1.	Description of Securities To Be Registered.

On August 5, 2020, the Board of Directors (the “Board”) of Safe Bulkers, Inc., a corporation organized in the Republic of The Marshall Islands (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.001 per share (the “Common Stock”).  The dividend is payable on August 20, 2020 to the shareholders of record on August 17, 2020.  The description and terms of the Rights are set forth in a Shareholders Rights Agreement, dated as of August 5, 2020 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, as Rights Agent.

The Rights Agreement is intended to enable all shareholders to realize the long-term value of their investment in the Company and to protect against any person or group from gaining control of the Company through coercive or otherwise unfair takeover tactics. The Board unanimously adopted the Rights Agreement, as the previously existing rights plan has expired, following careful consideration of the uncertainties related to the long term impact on global trade and dry-bulk shipping of the 2019 Novel Coronavirus pandemic, the cyclicality of the dry-bulk shipping market, the need to promote the fair and equal treatment of all shareholders of the Company and to provide the Board and shareholders with adequate time to make informed decisions and ensure that the Board remains in the best position to discharge its fiduciary duties to the Company and its shareholders. The Rights Agreement is not intended to deter offers that are fair and otherwise in the best interests of the Company’s shareholders. In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group which acquires 10% or more of the outstanding shares of Common Stock without the approval of the Board.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth in the Company’s report on Form 6-K, filed with the Securities and Exchange Commission on August 6, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.
3.1	Statement of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 to Safe Bulkers, Inc.’s Form 6-K filed on August 6, 2020).
4.1	Shareholders Rights Agreement dated as of August 5, 2020, by and between Safe Bulkers, Inc. and American Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.1 to Safe Bulkers, Inc.’s Form 6-K filed on August 6, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 6, 2020

SAFE BULKERS, INC.,

By: /s/ KONSTANTINOS ADAMOPOULOS

      Name: Konstantinos Adamopoulos

      Title: Chief Financial Officer